SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 18, 2009

MAXXAM INC.
(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

1-3924
(Commission File Number)

95-2078752
(I.R.S. Employer Identification Number)

1330 Post Oak Boulevard Suite 2000 Houston, Texas (Address of Principal Executive Offices)	77056 (Zip Code)

Registrant’s telephone number, including area code: (713) 975-7600

Not Applicable
(Former name, former address and
former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

In 2004, a subsidiary of MAXXAM Inc. (the "Company") and a third party real estate development company formed a joint venture, RMCAL Development LP (“RMCAL”), to develop a residential parcel in the Company’s real estate development in Rancho Mirage, California.  In connection with the formation of RMCAL, the Company sold a 50% interest in the parcel and contributed the remainder of the parcel to the joint venture in return for a 50% non-controlling interest in RMCAL.  The Company accounts for its investment in RMCAL under the equity method of accounting.

As previously disclosed, RMCAL’s development loan matured in March 2009 and RMCAL’s managing partner, which had certain guaranty obligations with respect to the development loan, was engaged in discussions with the lender to renew the facility.  During the second quarter of 2009, it became evident the venture would require substantial additional capital to continue its business and in June 2009, the Company agreed to sell its entire interest in RMCAL for a nominal amount, in accordance with a provision in the limited partnership agreement.   Once the transaction closes, the Company will no longer have any ownership interest in the venture.  As a result of these developments, the Company will record a $4.2 million impairment charge in the second quarter of 2009 related to this investment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXXAM INC.

Date: June 18, 2009	By:	/s/ M. Emily Madison
	Name:	M. Emily Madison
	Title:	Vice President, Finance

0046FMS9.VM.DOC